Exhibit 99.1

August 4, 2022

Dear Fellow Shareholders:

The issue of the day is the macro environment and how it will affect our business. In the past, TechTarget has taken advantage of downturns by playing “offense” and using our strong competitive position and healthy balance sheet to gain market share. If there is a downturn, we plan on using that same playbook as it has served us very well.

Of course, we are paying close attention to the macro environment and discussing its impact on our customers. We are pleased to report we exceeded our revenue forecast and Adjusted EBITDA forecast in Q2 and achieved 43% Adjusted EBITDA margin in the quarter. In addition, we are re-affirming our annual revenue and Adjusted EBITDA guidance today.

For Q2 2022:

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GAAP revenue grew 24% to approximately $78.9 million; Adjusted Revenue1 grew 19% to approximately $79.4 million.
•
Net income was approximately $12.4 million, an increase of 142%; Adjusted EBITDA1 grew 33% to $33.8 million. Net income margin was 16%; Adjusted EBITDA Margin1 was 43%.
•
GAAP Gross Margin was 74%; Adjusted Gross Margin1 was 77%.
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Longer-Term Revenue grew 24% to $32.8 million, representing 41% of total revenue.
•
Cash flow from operations was $20.9 million. Free Cash Flow1 was $17.3 million.

No company is immune from a downturn, but we feel that our business is insulated and will perform well on a relative basis, especially versus our competitors. We do not believe that the four secular tailwinds 1) a healthy IT spending environment 2) modernization of sales and marketing organizations through automation and data 3) growing sensitivity and regulation around privacy issues 4) acceleration of budget dollars migrating from face-to-face events to online that we believe are benefitting us are especially economically sensitive.

___________________

1 Non-GAAP measures. See “Non-GAAP Financial Measures” for definitions and reconciliations.

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The IT industry is very different today than during past downturns. We believe the biggest change is the transition to buying technology on a subscription basis. This approach should protect our customers’ revenue base. Sales and marketing budgets are a derivative of overall revenue. While it will be admittedly harder for our customers to win new deals in the current environment, we believe that their respective revenue bases will be stable and overall technology spending will hold up well on a relative basis. Technology transformation is critical to almost all companies. The motivation to invest in technology today is driven by competitive pressures to modernize, which also comes with compelling ROI. We feel that companies will be reticent to make cuts in these areas as they will still be under intense pressure to generate revenue in fiercely competitive markets.

This same dynamic of investing to modernize is applicable to the way TechTarget is helping technology companies achieve their strategic objective of creating automated, data-driven go-to-market campaigns and sales motions. We feel our customers have to make these investments to stay competitive and that they have the potential to deliver outsized ROI, which should help protect our growth prospects as the leading provider of first party purchase intent data in the enterprise IT market. Our first party data and permission-based audience is a significant competitive advantage for TechTarget. We do not believe that increased awareness and actions around privacy issues are economically sensitive or that a downturn will do anything to slow down the transition of budget dollars from face-to-face and other traditional marketing methods to online because of the superior ROI of online solutions. In fact, a downturn may further accelerate this transition.

As you can imagine, we have spent a lot of time researching the dynamics of the face-to-face events business. As expected in a post-pandemic world, there have been more face-to-face events this year than last year, but attendance trends have not reflected a corresponding amount of end-user enthusiasm. Our internal surveys show that IT professionals are not eager about traveling to attend events. In fact, they want to do as much of their product research as possible on a self-serve basis and minimize interactions with vendor salespeople and engage with them as late as possible in the process. This is especially true among the younger demographic, who are comfortable researching all major purchases online. This means that most companies will be eliminated from consideration without ever speaking to the prospective customer.

This transformation to self-serve research creates a very large opportunity for TechTarget. We believe that tomorrow’s winners will have to have a comprehensive, data driven content strategy to influence buyers early in the process. Our customers are increasingly realizing that this strategy needs to be led by sophisticated content and execution, which creates great opportunity for us. We believe that content production will continue to take up a larger share of our customer’s budgets. The ability to determine what content is likely to resonate with a target audience and then to produce effective content against that criteria will continue to be a pain point. TechTarget is uniquely positioned to take advantage of this large opportunity with our Content to Close strategy and offerings. Our acquisitions of the Enterprise Strategy Group and BrightTALK are important pieces in our ability to offer our customers an integrated, end-to-end solution. Over the next 5 years, we believe technology companies will have to transform their go-to market approach to be successful. Our strategy is to help our customers with this transformation. The winners will be rewarded with growing revenues, increased market share and larger market caps.

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Balance Sheet and Liquidity

As of June 30, 2022, we had approximately $394.1 million in cash, cash equivalents and short-term investments.

As of June 30, 2022, we had approximately $465 million outstanding aggregate principal of convertible senior notes, which are convertible into shares of our common stock contingent upon the satisfaction of certain conditions contained within the applicable note indenture. Our 2025 convertible senior notes ($51 million aggregate principal amount outstanding) bear interest at .0125% per annum, have regular semi-annually interest payments (June and December) and mature in December 2025. Our 2026 convertible senior notes ($414 million aggregate principal amount outstanding) do not bear interest and mature in December 2026. We also have $75 million available under our revolving credit facility with a $5 million letter-of-credit sublimit and a maturity date of October 29, 2023.

Common Stock Repurchase Plan

In the quarter ended June 30, 2022, we repurchased 252,493 shares for an average price of $68.12 per share for a total expenditure of $17.2 million, under our share buyback programs. As of June 30, 2022, we have approximately $46.7 million left in the $50 million repurchase program approved by our board of directors in May 2022.

Q3 and 2022 Guidance

For Q3 2022, we expect GAAP revenue to be between $79.0 and $81.0 million. We expect Q3 2022 net income to be between $11.6 million and $12.3 million and Adjusted EBITDA1 to be between $33.5 million and $34.5 million.

For the full year, we are reaffirming our annual guidance of GAAP revenue between $314 million and $318 million, net income of between $39 million and $42 million and Adjusted EBITDA1 of between $125 million and $130 million.

Summary

While there is a lot of noise on a daily basis regarding the macro environment, we are very confident about our current market position and future opportunity. If there is an economic downturn, we believe it will serve as an opportunity for us to use our leadership position and healthy balance sheet to play offense and gain market share.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

© 2022 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks of TechTarget. All other trademarks are the property of their respective owners.

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Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 9:00 a.m. (Eastern Time) today (August 4, 2022). Our Letter to Shareholders with supplemental financial information will be posted to the Investor Relations section of our website.

NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the investor relations website at https://investor.techtarget.com. The conference call can also be heard via telephone by dialing:

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United States (Toll Free): 1 844 200 6205
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United States (Local): 1 646 904 5544
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Canada (Toll Free): 1 833 950 0062
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Canada (Local): 1 226 828 7575
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All Other Locations: + 1 929 526 1599
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Access code: 958993
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Please access the call at least 10 minutes prior to the time the conference is set to begin.
•
Please ask to be joined into the TechTarget call.

For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning August 4, 2022 one (1) hour after the conference call through September 5, 2022 at 9:00 a.m. ET. To listen to the replay:

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United States (Toll Free): 1 866 813 9403
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United States (Local): 1 929 458 6194
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Canada (Local): 1 226 828 7578
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United Kingdom (Local): 0204 525 0658
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All other locations: +44 204 525 0658
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Access Code: 299425

The webcast replay will also be available on https://investor.techtarget.com during the same period.

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Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Net Income, Adjusted Net Income Per Share and Free Cash Flow, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with GAAP.

“Adjusted EBITDA” means earnings before net interest, other income and expense (including expenses related to the induced conversion of our 2025 convertible notes), income taxes, depreciation and amortization, as further adjusted to include the impact of the fair value adjustments to contingent consideration and acquired unearned revenue and to exclude stock-based compensation and other one-time charges, such as costs related to acquisitions, if any.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by Adjusted Revenue.

“Adjusted Gross Margin” means Adjusted Gross Profit divided by Adjusted Revenue.

“Adjusted Gross Profit” means gross profit adding back the effects of stock compensation, depreciation and amortization, and the impact of fair value adjustments to acquired unearned revenue.

“Adjusted Net Income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on our debt instruments (including expenses related to the induced conversion of our 2025 convertible notes), impact of the fair value adjustment to contingent consideration and acquired unearned revenue and one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted Net Income Per Share” means Adjusted Net Income divided by adjusted weighted average diluted shares outstanding. We adjust the average diluted shares outstanding to include shares on the if converted basis for our convertible note.

“Adjusted Revenue” means revenue recorded in accordance with GAAP plus the impact of fair value adjustments to acquired unearned revenue in accordance with ASC 805, Business Combinations.

“Free Cash Flow” means the change in net cash provided by operations less purchases of equipment and other capitalized assets.

“Longer-Term Contracts” means contracts in excess of 270 days.

“Longer-Term Revenue” means the amount of revenue subject to Longer-Term Contracts.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definitions of Adjusted EBITDA, Free Cash Flow, Adjusted EBITDA, Adjusted Gross Margin, Adjusted Net Income, and Adjusted Net Income Per Share, may not be comparable to the definitions as reported by other companies. We believe that these measures provide relevant and useful information to enable us and investors to compare our operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, Adjusted EBITDA, Adjusted Revenue growth and the percentage of revenue under Longer-Term Contracts are used as the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors. Adjusted Net Income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business, such as costs related to acquisitions and interest on our debt instruments. Free Cash Flow represents net cash provided by operating activities excluding purchases of property and equipment and other capitalized assets. Free Cash Flow provides useful information to management and investors about the amount of cash generated by the business

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after the purchases of property and equipment and other capitalized assets, which can then be used to, among other things, invest in the business and make strategic acquisitions. A limitation of the utility of Free Cash Flow as a measure of financial performance is that it does not represent the total increase or decrease in our cash balance for the period. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables, except that full reconciliations of certain forward-looking non-GAAP measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including but not limited to, stock-based compensation and other one-time charges such as acquisitions.

Forward-Looking Statements

This shareholder letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this shareholder letter that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding our intent, beliefs or current expectations and those of our management team. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Such statements may include those regarding our future financial results and other projections or measures of our future operating performance, including the drivers of such growth, profitability, and performance (including, in each case, any potential impact of product and service development efforts, third-party privacy initiatives, GDPR and other similar laws, potential changes to customer relationships, and other operational decisions); expectations concerning market opportunities and our ability to capitalize on them; the amount and timing of the benefits expected from acquisitions, new strategies, products or services and other potential sources of additional revenue; and the behavior of our members, partners, and customers. These statements speak only as of the date of this shareholder letter and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve important risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; the duration and extent of the COVID-19 pandemic; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy laws, rules, and regulations; the impact of foreign currency exchange rates and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

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TechTarget, Inc.

Consolidated Balance Sheet

(in 000’s, except per share data)

	June 30, 2022	December 31, 2021
Assets	(Unaudited)	(Unaudited)
Current assets:
Cash	$374,144	$361,623
Short-term investments	19,907	20,076
Accounts receivable, net of allowance for doubtful accounts of $3,347 and $2,514 respectively	60,176	51,095
Prepaid taxes	—	51
Prepaid expenses and other current assets	6,142	5,266
Total current assets	460,369	438,111
Property and equipment, net	20,903	18,720
Goodwill	192,819	197,073
Intangible assets, net	100,043	110,390
Operating lease assets with right-of-use	21,520	23,339
Deferred tax assets	3,424	474
Other assets	633	893
Total assets	$799,711	$789,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,680	$3,783
Current operating lease liability	3,696	4,073
Accrued expenses and other current liabilities	14,126	16,638
Accrued compensation expenses	2,834	14,540
Income taxes payable	5,034	474
Contract liabilities	37,003	30,492
Total current liabilities	70,373	70,000
Non-current operating lease liability	21,833	24,021
Convertible senior notes	454,442	453,194
Other liabilities	—	2,779
Deferred tax liabilities	14,661	16,249
Total liabilities	561,309	566,243
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 57,276,651 and 57,144,740 shares issued, respectively; 29,507,362 and 29,633,898 shares outstanding, respectively	57	57
Treasury stock, at cost; 27,769,289 and 27,510,842 shares, respectively	(217,288)	(199,796)
Additional paid-in capital	406,933	383,436
Accumulated other comprehensive income (loss)	(9,641)	298
Retained earnings	58,341	38,762
Total stockholders’ equity	238,402	222,757
Total liabilities and stockholders’ equity	$799,711	$789,000

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TechTarget, Inc.

Consolidated Statements of Operations and Comprehensive Income

(in 000’s, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$78,876	$63,711	$147,041	$116,680
Cost of revenue(1)	19,751	17,114	37,597	32,282
Amortization of acquired technology	698	776	1,443	1,541
Gross profit	58,427	45,821	108,001	82,857
Operating expenses:
Selling and marketing(1)	24,798	22,099	49,053	43,705
Product development(1)	3,081	2,534	6,199	5,457
General and administrative(1)	7,689	6,208	15,531	12,643
Depreciation, excluding depreciation of $654, $446, $1,276 and $827, respectively, included in cost of revenue	1,767	1,388	3,432	2,609
Amortization	1,977	1,658	3,989	3,288
Total operating expenses	39,312	33,887	78,204	67,702
Operating income	19,115	11,934	29,797	15,155
Interest and other income (expense), net	(984)	(486)	(1,544)	(1,182)
Income before provision for income taxes	18,131	11,448	28,253	13,973
Provision for income taxes	5,716	6,328	8,674	7,043
Net income	$12,415	$5,120	$19,579	$6,930
Other comprehensive income (loss), net of tax:
Unrealized loss on investments (net of tax provision effect of $(39), $0, $(59) and $0, respectively)	$(138)	$—	(207)	$—
Foreign currency translation adjustments	(7,037)	575	(9,732)	1,609
Other comprehensive income (loss)	(7,175)	575	(9,939)	1,609
Comprehensive income	$5,240	$5,695	$9,640	$8,539
Net income per common share:
Basic	$0.42	$0.18	$0.66	$0.25
Diluted	$0.38	$0.17	$0.61	$0.24
Weighted average common shares outstanding:
Basic	29,574	28,152	29,641	28,146
Diluted	34,265	32,144	34,344	32,121

(1) Amounts include stock-based compensation expense as follows:

Cost of revenue	$770	$384	$1,409	$896
Selling and marketing	5,529	3,535	10,596	7,058
Product development	351	121	831	776
General and administrative	2,485	1,972	5,954	3,882

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TechTarget, Inc.

Consolidated Statements of Cash Flows

(in 000’s, except per share data)

	For the Six Months Ended
	June 30,
	2022	2021
	(Unaudited)
Operating activities:
Net income	$19,579	$6,930
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,708	3,436
Amortization	5,432	4,829
Provision for bad debt	907	6
Stock-based compensation	18,790	12,612
Amortization of debt issuance costs	1,248	654
Deferred tax provision	(3,348)	1,228
Changes in operating assets and liabilities:
Accounts receivable	(10,310)	460
Operating lease assets (ROU)	1,440	810
Prepaid expenses and other current assets	(907)	(867)
Other assets	245	388
Accounts payable	3,937	(552)
Income taxes payable	4,600	502
Accrued expenses and other current liabilities	2,137	(3,197)
Accrued compensation expenses	(2,541)	(728)
Operating lease liability (ROU)	(1,922)	(3,049)
Contract liabilities	7,222	12,165
Other liabilities	(2,778)	(1,746)
Net cash provided by operating activities	48,439	33,881
Investing activities:
Purchases of property and equipment, and other capitalized assets, net	(7,163)	(6,225)
Purchases of investments	(96)	—
Acquisitions of businesses, net	175	—
Net cash used in investing activities	(7,084)	(6,225)
Financing activities:
Tax withholdings related to net share settlements	(4,382)	(370)
Purchase of treasury shares and related costs	(17,492)	—
Registration fees	—	(29)
Proceeds from stock option exercises	—	16
Payment of earnout liabilities	(5,206)	(1,032)
Net cash used in financing activities	(27,080)	(1,415)
Effect of exchange rate changes on cash	(1,754)	181
Net increase in cash	12,521	26,422
Cash at beginning of period	361,623	82,616
Cash at end of period	$374,144	$109,038
Supplemental disclosure of cash flow information:
Cash paid for taxes, net	$7,407	$5,306

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TechTarget, Inc.

Reconciliation of Revenue to Adjusted Revenue

(in 000’s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Revenues	$78,876	$63,711	$147,041	$116,680
Impact of fair value adjustment on acquired unearned revenue	501	3,271	1,676	8,296
Adjusted Revenue	$79,377	$66,982	$148,717	$124,976

TechTarget, Inc.

Reconciliation of Gross Profit to Adjusted Gross Profit

(in 000’s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Gross Profit	$58,427	$45,821	$108,001	$82,857
Stock compensation	770	384	1,409	896
Depreciation and amortization	1,352	1,221	2,719	2,368
Impact of fair value adjustment of acquired unearned revenue	501	3,271	1,676	8,296
Adjusted Gross Profit	$61,050	$50,697	$113,805	$94,417
Gross Margin	74%	72%	73%	71%
Adjusted Gross Margin	77%	76%	77%	76%

TechTarget, Inc.

Reconciliation of Cash Provided by Operations to Free Cash Flow

(in 000’s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net cash provided by operating activities	$20,882	$18,191	$48,439	$33,881
Purchases of property and equipment, and other capitalized assets, net	(3,585)	(3,094)	(7,163)	(6,225)
Free Cash Flow	$17,297	$15,097	$41,276	$27,656

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TechTarget, Inc.

Reconciliation of Net Income to Adjusted EBITDA and Net Income Margin to Adjusted EBITDA Margin

(in 000’s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net income	$12,415	$5,120	$19,579	$6,930
Interest expense, net	433	379	924	773
Provision for income taxes	5,716	6,328	8,674	7,043
Depreciation and amortization	5,096	4,268	10,140	8,265
EBITDA	23,660	16,095	39,317	23,011
Stock-based compensation expense	9,135	6,012	18,790	12,612
Other expense, net, including acquisition costs of $0, $50, $0 and $248, respectively	551	156	619	657
Impact of fair value adjustment on acquired unearned revenue	501	3,271	1,676	8,296
Adjusted EBITDA	$33,847	$25,534	$60,402	$44,576
Net income margin	16%	8%	13%	6%
Adjusted EBITDA Margin	43%	38%	41%	36%

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TechTarget, Inc.

Reconciliation of Net Income to Adjusted Net Income and

Net Income per Diluted Share to Adjusted Net Income per Diluted Share

(in 000’s, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net income	$12,415	$5,120	$19,579	$6,930
Provision for income taxes	5,716	6,328	8,674	7,043
Net income before taxes	18,131	11,448	28,253	13,973
Amortization of intangible assets	2,675	2,435	5,432	4,830
Acquisition and Other NR Costs	—	50	—	248
Stock-based compensation expense	9,135	6,012	18,790	12,612
Foreign exchange loss and interest expense	1,221	497	1,952	1,204
Impact of fair value adjustment on acquired unearned revenue	501	3,271	1,676	8,296
Adjusted income tax provision (1)	(8,410)	(7,322)	(14,774)	(10,673)
Adjusted Net Income	$23,253	$16,391	$41,329	$30,490

Net income per diluted share(2)	$0.38	$0.17	$0.61	$0.24
Weighted average diluted shares outstanding	$34,265	$32,144	$34,344	$32,121

Adjusted Net Income Per Diluted Share	$0.68	$0.51	$1.20	$0.95
Adjusted weighted average diluted shares outstanding (3)	$34,265	$32,144	$34,344	$32,121

(1)
Adjusted income tax provision was calculated using an adjusted effective tax rate, excluding discrete items, for each respective period.
(2)
Includes add back of $0.6 million and $1.3 million in interest expense for the 2025 and 2026 notes for the three and six months ended June 30, 2022, respectively.
(3)
Adjusted weighted average diluted shares outstanding for the three and six months ended, June 30, 2022 includes 4.7 million shares related to unvested stock awards calculated using the treasury method and the dilutive impact on the if converted basis of our convertible bond, respectively. Adjusted weighted average diluted shares outstanding for the three and six months ended, June 30, 2021 includes 4.0 million shares related to unvested stock awards calculated using the treasury method and the dilutive impact on the if converted basis of our convertible bond.

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TechTarget, Inc.

Financial Guidance for the Three Months Ended September 30, 2022

(in 000’s)

(Unaudited)

	Three Months Ended September 30, 2022
	Range
Revenue	$79,000	$81,000

Net Income	11,600	12,300
Depreciation, amortization and stock-based compensation	16,200	16,200
Interest and other expense, net	700	700
Provision for income taxes	5,000	5,300
Adjusted EBITDA	$33,500	$34,500

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